Firstar Funds

Balanced Income Fund



June 24, 1998







Supplement to the Prospectus dated February 1, 1998





We are pleased to announce institutional shares of the Firstar
Funds are  available through Jack White & Company and Waterhouse
Securities, Inc. Over the next several months, we hope to offer the Funds through additional "fund supermarkets."



 The prospectus is amended as follows:



Page 5



The limitation on the percentage of assets invested outside of the stated market capitalization range is eliminated by deletion of the phrase, "not to exceed 20% at the time of purchase," in the last sentence of the second paragraph under the caption "Investment Techniques."



Page 11





The following is inserted after the phrase "(c) all clients of FIRMCO" in the second paragraph under the caption "Purchase of Shares:"



and (d) those purchasing through certain broker-dealers who have agreed to provide certain services with respect to shares of the Fund, including Jack White & Company and Waterhouse
Securities, Inc.



Page 15



The first three sentences  under the caption "Purchase of Shares
- How to Purchase Institutional Shares" are replaced by the following:



  All Institutional Share purchases are effected pursuant to a customer's account at Firstar Trust Company ("Firstar Trust") or at another chosen institution or broker-dealer pursuant to procedures established in connection with the requirements of the account. Confirmations of share purchases and redemptions will be sent to Firstar Trust or the other institution or broker-dealer involved. Firstar Trust and the other institutions and broker-dealers (or their nominees) (collectively referred to as "Institutions") will normally be the holders of record of Fund shares, and will reflect their customers' beneficial ownership of shares in the account statements provided by them to their customers.









The second  paragraph under the caption "Purchase of Shares -
How to Purchase Institutional Shares" is replaced by the following:



Institutional Shares are sold without a charge imposed by the Fund, although Institutions may charge transaction or other fees for providing administrative or other services in connection with investments in Fund shares.



Page 16



The following is inserted after the fourth paragraph under the caption "Purchase of Shares -How to Purchase Institutional
Shares:"



In the case of participants in certain employee benefit plans investing in the Fund, purchase and redemption orders will be processed on a particular day based on whether a service organization acting on their behalf received the order by the close of regular trading on that day.



The Fund may authorize one or more brokers and other financial intermediaries to accept on its behalf purchase, redemption and exchange orders, and may authorize such brokers to designate other intermediaries to accept purchase, redemption and exchange orders on the Fund's behalf. In these cases, the Fund will be deemed to have received an order when an authorized broker or intermediary accepts the order, and customer orders will be priced at the Fund's net asset value next computed after they are accepted by an authorized broker or intermediary.
Authorized brokers and intermediaries will be responsible for transmitting accepted orders to the Fund within the period
agreed upon by them.   Shareowners should contact their
authorized brokers or intermediaries to learn whether they are authorized to accept orders for the Fund.









Page 19



The first two sentences under Internet Transactions are deleted and replaced with the following:



The Fund expects to make available a service which will permit shareowners to request purchases, exchanges and redemptions of Fund shares after an account is opened on-line via the Internet.
 Redemption requests of up to $25,000 will be accepted through the Internet. Payment for shares purchased on-line must be made by electronic funds transfer from your banking institution. For further information and/or instructions to authorize this service after it is available, call Firstar Trust Company at 1-800-228-1024.











Page 25





The following is inserted after the phrase "(iii) clients of the Adviser" in the fifth sentence of the second paragraph under the caption "Description of Shares:"



and (iv) shareowners purchasing through certain broker-dealers who have agreed to provide certain services with respect to shares of the Fund.